Exhibit 10.19

                              SEPARATION AGREEMENT

        This Separation Agreement is made and entered into as of the 8th day of November, 1996, between Jerry K. Twogood (Employee) and Deluxe Corporation, a Minnesota corporation having its principal offices at 3680 Victoria Street North, Shoreview, Minnesota 55126 (Deluxe).

        WHEREAS, Employee has been employed by Deluxe from July 20, 1959 through January 3, 1997; and

        WHEREAS, the parties agree to set forth herein the terms and conditions under which such employment is terminated.

        NOW THEREFORE, in consideration of the mutual benefits and promises contained herein the parties agree as follows:

         1. Termination. Employee and Deluxe agree that Employee voluntarily retires from Deluxe on January 3, 1997 (Termination Date).

         2. Payments and Benefits. Deluxe and Employee agree that the following payments and benefits, less applicable payroll and any supplemental deductions, shall be provided by Deluxe to Employee:

                  A. Six Hundred Seventy-Five Thousand and 00/100 Dollars ($675,000.00) payable on Termination Date.

                  B. Full salary at an annual base rate of $450,000, paid on regular pay dates, through and including December 31, 1996.

                  C.       All accrued vacation pay as of Termination Date.

                  D. Executive out-placement services to Employee through Personnel Decisions, Inc. Career Management Services
                           (PDI) or its affiliate. Such services shall be paid for by Deluxe upon receipt of an invoice from the agency.

                  E. Accrued amounts in Employee's Stock Purchase Plan Account as of Termination Date.

                  F. Forgiveness as of Termination Date of Employee's loan from Deluxe related to the purchase of Employee's automobile, the discharge of Employee's obligations under the loan agreement, as soon thereafter as practicable, delivery to Employee of documentation necessary to discharge any security interest of Deluxe in the automobile and to assign title to Employee in the phone and extended warranty associated with his automobile.

                  G. Payment of premiums at employee rates for and provision of medical coverage as though Employee were a qualified retiree at 58 years of age and at maximum length of service (35 years) until Employee is eligible for Medicare coverage and if Employee so chooses, and upon his payment of premiums for coverage at employee rates, coverage under the terms of Deluxe's life, vision and dental plans in which Employee participated on his own and his family's behalf as any of the foregoing plans referred to in this subsection may be changed from time to time through the earlier of June 30, 1998 or, with respect to the life, dental and vision plans until similar coverage is provided by another employer at similar rates for full-time employees.

                  H. An opportunity to exercise any unexercised options granted to Employee under the 1984 Deluxe Corporation Stock Option Plan during the two (2) year period following Termination Date in accordance with the terms of the Plan and each grant.

                  I. With respect to any options referred to in subsection 2H that are unexpired and unexcercized as of the end of the two (2) year period following the two (2) year period described in subsection 2H , an opportunity to enter into a Stock Appreciation Rights Agreement on January 3, 1999 in the form attached as Exhibit A.

                  J. Vesting of the unvested non-qualified stock options granted to Employee (1) on November 11, 1994 to purchase 25,000 shares thereunder; and (2) on February 9, 1996 to purchase 18,750 shares thereunder of Deluxe common stock in accordance with the terms of the applicable option agreements, as amended.

                  K. Issuance, without restriction, of the remaining 2,326 shares of Deluxe common stock granted to Employee on January 3, 1994 under the Stock Incentive Plan
                           (1994).

                  L. Continuation of Employee's rights to earn shares of the Corporation's common stock arising from the award of 10,000 stock units (up to a maximum of 15,000 shares) granted on May 31, 1994 under the Deluxe Corporation Performance Share Plan and the award of 7,500 stock units (up to a maximum of 11,250 shares) granted on February 9, 1996.

                  M. Employee acknowledges that his rights under the Deluxe Corporation Annual Incentive Plan terminate on Termination Date. In lieu of any payment under the Plan, Deluxe agrees to pay to Employee, at the time Employee would have received the payment had he continued as an employee, an amount equivalent to the amount of incentive compensation Employee would have received for 1996 had he continued as an employee,based upon the formula applicable to Employee under the Deluxe Corporation Annual Incentive Plan for 1996.

                  N. Payment to Employee of his accrued balance in the Deferred Compensation Plan in monthly installments over a ten (10) year period in accordance with the terms of the Plan and the payout option selected by Employee.

                  O. Payment to Employee of his accrued balance in his Supplemental Retirement Plan Account over a ten (10) year period in accordance with the terms of the Plan and the payout option selected by Employee.

                  P. Assignment to Employee of Deluxe's equity interest in a membership at North Oaks Golf Club having a value of Eight Thousand Five Hundred and 00/100 Dollars ($8,500.00).

                  Q. Payment of up to Five Thousand and 00/100 Dollars ($5,000.00) in legal expenses for Employee's attorney's review and negotiation of this transaction on Employee's behalf upon receipt of an invoice from such attorney.

                  R. Payment of up to Two Thousand and 00/100 Dollars ($2,000.00) of Employee's income tax return preparation expenses for 1996 tax returns upon receipt of an invoice from the tax return preparer.

Except as otherwise provided, the payments and benefits described in paragraphs A, D, F, I, L, M,P, Q and R of this Section shall be provided by Deluxe to Employee upon receipt of the signed Separation Agreement and a Release in the form attached as Exhibit B, but no earlier than five (5) nor later than seven
(7) days after the expiration of the rescission period referred to in Section 7. Such payments shall be reduced by any amount Employee owes Deluxe for outstanding credit card or other charges.

         3. Full Compensation. The payments that will be made to Employee or for his benefit pursuant to this Separation Agreement shall compensate him for and extinguish any and all claims he may have arising out of his employment with Deluxe or his employment termination as of the effective date of the Release, including but not limited to claims for attorneys' fees and costs, and any and all claims for any type of legal or equitable relief.

         4. Insurance. If Employee rescinds this Separation Agreement pursuant to Section 7 below, Employee will still have the right to continue his health, dental, vision and life plans as provided by law.

         5. Benefits. Employee is a participant in various employee benefit plans sponsored by Deluxe. Unless otherwise agreed hereunder, the payment or cancellation of benefits, including the amounts and the timing thereof, will be governed by the terms of the employee benefit plans. Deluxe will provide Employee the same assistance given other participants in employee benefit plans so long as he is entitled to benefits thereunder.

         6. Records, Documents and Property. Employee will return to Deluxe all of its property including, but not limited to its records, correspondence and documents as well as all computers, keys and corporate charge cards.

         7. Rescission. Employee acknowledges that he has had a period of twenty-one (21) days in which to consider this Separation Agreement and the Release referred to in Section 8 and deliver signed originals of them to the officer and at the address set out below in this Section. Once this Separation Agreement and the Release are executed, Employee may rescind this Separation Agreement and the Release within seven (7) calendar days to reinstate federal claims and fifteen (15) days to release Minnesota claims. To be effective, any rescission within the relevant time periods must be in writing and delivered to Deluxe Corporation, in care of Michael F. Reeves, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the respective periods. If sent by mail, the rescission must be (1) postmarked within the respective periods (2) properly addressed to Deluxe Corporation; and (3) sent by certified mail, return receipt requested.

         8. General Release. In consideration of the payments and other undertakings stated herein, the parties shall sign a separate Release in the form attached hereto as Exhibit B at the time each signs this Separation Agreement.

         9. Resignation. The parties agree that Employee remains an employee of Deluxe through January 3, 1997. Effective November 8, 1996, Employee hereby resigns as a member of the Board of Directors of Deluxe, and effective December 31, 1996 as the Executive Vice President of Deluxe and President of its manufacturing division.. Employee agrees and acknowledges that he is no longer a member of the Board of Directors for any of the subsidiaries of Deluxe on which Employee was a member of the Board, except that Employee agrees to continue as a member of the Board of Directors of PaperDirect Holdings, Ltd. and PaperDirect Pacific Pty Limited, the "PDP Companies", until the earlier of their disposition by Deluxe or December 31, 1997 and to be reasonably available and provide reasonable assistance at the expense of Deluxe in any matters related thereto. Deluxe agrees to indemnify Employee as required or permitted by Minnesota State law for his acts or omissions in such capacities and as a member of the Board of Directors of Printware, Inc. for the period prior to Termination Date and with respect to his acts or omissions as a member of the Board of the PDP Companies, for the period prior to the earlier of their respective dispositions or December 31, 1997.

        10. Confidential Deluxe Information. Employee agrees that for a period of two (2) years after execution of this Agreement, Employee will not use or disclose Confidential Information of Deluxe.

         "Confidential Information" means all confidential or proprietary information of Deluxe or any affiliate or subsidiary, including without limitation, financial data, trade secrets, customer and mailing lists, business plans, sales and marketing plans, business acquisition or divestiture plans, data processing systems, books and records, research and development activities relating to existing commercial activities and new products, services and offerings under active consideration, which Employee may have acquired or obtained during the course of Employee's employment with Deluxe. This confidentiality commitment is not applicable to information intentionally disclosed to the public by Deluxe or information received by Employee from third parties not under an obligation of confidentiality to Deluxe or any of its affiliates or subsidiaries.

          11. Nonrecruitment. For the period of two (2) years after Termination Date, Employee shall not for himself or any other person or entity either directly or indirectly, recruit for employment or contract for the services of any person who at anytime during the period January 1, 1996 through Termination Date is or was an employee of Deluxe or any of its affiliates or subsidiaries.

         12. Confidentiality. The terms of this Separation Agreement and the Release shall be treated as confidential by both Employee and Deluxe and neither party shall disclose its terms to anyone, except Employee may disclose the terms of this Separation Agreement and the Release to his immediate family, legal counsel and accountant. Deluxe may disclose the terms of this Separation Agreement and the Release to its officers and directors, outside auditors, and to employees who have a legitimate need to know the terms in the course of performing their duties and either party may disclose the terms of this Separation Agreement and the Release if requested or ordered by a governmental agency or court of competent jurisdiction. Each party recognizes and agrees that this confidentiality provision was a significant inducement for the other to enter into this Separation Agreement and Release.

         13. Non-Assignment. The parties agree that this Separation Agreement and the Release will not be assigned by either party unless the other party agrees to such assignment in writing.

         14. Merger. This Separation Agreement and the Release and the employee benefit plans in which Employee is a participant supersede all prior oral and written agreements and communications between the parties. Employee and Deluxe agree that any and all claims which either might have had against the other are fully released and discharged by this Separation Agreement and the Release, and that the only claims which either may hereafter assert against the other will be derived only from an alleged breach of the terms of the Separation Agreement or the Release or, as against Deluxe, or any employee benefit plan in which Employee is a participant.

         15. Entire Agreement. This Separation Agreement and Release constitute the entire agreement between the parties with respect to the termination of Employee's employment relationship with Deluxe, and the parties agree that there were no inducements or representations leading to the execution of this Separation Agreement or Release except as herein contained.

         16. Voluntary and Knowing Action. Employee acknowledges that he has been advised of his right to be represented by his own attorney, that he has read and understands the terms of this Separation Agreement and the Release, and that he is voluntarily entering into the Separation Agreement and the Release.

         17. Governing Law. This Separation Agreement and the Release will be construed and interpreted in accordance with the laws of the State of Minnesota.

         18. Counterparts. This Separation Agreement and the Release may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one of the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement as of the day and year first above written.

DELUXE CORPORATION                                EMPLOYEE


By: /s/ J. A. Blanchard III                    By: /s/ Jerry K. Twogood
        J. A. Blanchard III                            Jerry K. Twogood
        President


STATE OF MINNESOTA

COUNTY OF RAMSEY

I, Lorraine E. Houle, a Notary Public, do hereby certify that Jerry K.
Twogood personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as his free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and official seal this 8th day of November, 1996.

                                                /s/ Lorraine E. Houle
                                                Notary Public


STATE OF MINNESOTA

COUNTY OF RAMSEY

The foregoing instrument was acknowledged before me this 8th day of November, 1996 by J. A. Blanchard III, the President of Deluxe Corporation, a Minnesota corporation, on behalf of the Corporation.

                                                /s/ Lorraine E. Houle
                                                Notary Public

                                                                       EXHIBIT A

                      STOCK APPRECIATION RIGHTS AGREEMENT

         This Stock Appreciation Rights Agreement, made and entered into as of January 3, 1999, between Deluxe Corporation, a Minnesota Corporation ("Deluxe") and Jerry K. Twogood, an individual resident of _________________ ("Employee").

         WHEREAS, Employee wishes to have the right to extend the pert' Employee could receive benefits related to certain stock options that will expire; and

         WHEREAS Deluxe agrees to provide a qualified means under which E~ could receive a cash equivalent of the value of certain options after their expiration date.

        NOW, THEREFORE, for good and valuable consideration, the receipt, adequacy of which are hereby acknowledged, Deluxe and Employee hereby agree as follows:

        1. Certain options granted to Jerry K. Twogood under the 1984 Stock Option Plan ("Plan") will expire on January 3, 1999.

        2. Deluxe hereby grants to Employee stock appreciation rights ("SAR"):
(1) consisting of the number of shares offered by the options as listed on Exhibit A which remain unexercised as of January 3, 1999; (2) for the-period January 3, 1999 through the earlier of the date each such option would have expired under the Plan without regard to Section 8 thereof or January 3, 2001;
(3) at a grant price equal to the corresponding option exercise price; and (4) permitting Employee to receive a cash payment from Deluxe upon exercise of a SAR in accordance with this Agreement.

        3. The number of shares as to which a SAR is exercised may not exceed the number of shares that could have been purchased upon exercising the unexercised portion of the corresponding option.

        4. The per share amount payable to Employee in cash upon the exercise of a SAR shall be the excess, if positive, of the fair market value of one common share of Deluxe, on the date of exercise over the option price set forth in each stock option grant. Such fair market value shall be the closing price of Deluxe common stock on the New York Stock Exchange ("NYSE") on the date the fair market value is being determined or, if no sale has been made on the NYSE on such date, on the last preceding day on which a sale was made.

        5. A SAR may be exercised by delivery to Deluxe of a written notice which shall state that Employee elects to exercise the SAR as to the number of shares specified in the notice. The date of exercise of the SAR shall be the date Deluxe receives such notice.

        6. Deluxe shall pay Employee amounts due upon exercise of a SAR within ten (10) days after exercise, except that Deluxe shall withhold or collect from Employee such amounts as are required by any applicable federal or state income tax laws or regulations for payroll withholding, income or other tax purposes.

        7. No SAR shall be transferable other than by will or by the laws of descent and distribution and any SAR may be exercised, during the lifetime of Employee, only by Employee. In the event Employee dies prior to the effective date of this Agreement, Employee's rights hereunder may be exercised by the person to whom the SARs would have transferred by will or the applicable law of descent and distribution and such person shall have a right to exercise any SAR in accordance with the terms of this Agreement that would have remained in existence at the time of the effective date of this Agreement but for Employee's death.

        8. Employee shall not disclose either the contents or any of the terms and conditions of this Agreement to any other person except to his immediate family, legal counsel and tax advisor.

        9. If there is any change in Deluxe's common stock through merger, consolidation, reorganization, recapitalization, stock dividend, stock split or other change in corporate structure, adjustments will be made in the number of shares and the price per share subject to the SAR in order to prevent dilution or enlargement of the SARs granted hereunder.

         IN WITNESS WHEREOF, Deluxe and Employee have executed this Agreement ____________________________________________ on the date set forth in the first paragraph.

                                       Signature: _____________________________
                                                  Jerry K. Twogood


                                       Signature: _____________________________
                                                  J. A. Blanchard III
                                                  President

                                                                       EXHIBIT B


                                     RELEASE

Definitions. We intend all words used in this Release to have their plain meaning in ordinary English. Technical legal words are not needed to describe what we mean. Specific terms we use in this Release have the following meanings:

         A. We, as used herein, includes Deluxe Corporation defined at B and Employee, as defined at C.

         B. Deluxe Corporation, as used herein, shall at all times mean Deluxe Corporation, its subsidiaries, successors and assigns, their affiliated companies, their successors and assigns, their affiliated and predecessor companies and the present or former officers, employees and agents of any of them, whether in their individual or official capacities.

         C. Employee, as used herein, means Jerry K. Twogood or anyone who has or obtains any legal rights or claims through him.

         D. Employee's Claims means any rights Employee has now or hereafter to any relief of any kind from Deluxe Corporation whether or not Employee knows now about those rights, arising out of his employment with Deluxe Corporation, and his employment termination, including, but not limited to, claims for breach of contracts; fraud or misrepresentation; violation of the Minnesota anti-discrimination laws, the Age Discrimination in Employment Act, the Americans with Disabilities Act, or other federal, state, or local civil rights laws based on age, disability or other protected class status; defamation; intentional or negligent infliction of emotional distress; breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; wrongful termination of employment; and any other claims for unlawful employment practices. However, this Release shall not affect any claims which Employee could have made under any welfare benefit plan or any profit sharing, pension or retirement plan through Deluxe Corporation or which may arise under the Agreement to which this Release is attached.

Agreement to Release Claims. Employee agrees that he is receiving a substantial amount of money and benefits paid or provided by Deluxe Corporation. Employee agrees to give up all Employee's Claims against Deluxe Corporation in exchange for those payments and benefits. Employee will not bring any lawsuits, file any charges, complaints, or notices, or make any other demands against Deluxe Corporation based on Employee's Claims. Employee agrees that the money and benefits Employee is receiving are full and fair compensation for the release of all Employee's Claims. Employee agrees that Deluxe Corporation does not owe Employee anything in addition to what Employee will be receiving.

Employee understands that he may rescind (that is, cancel) this Release within seven (7) calendar days of signing it to reinstate federal claims and within fifteen (15) days to reinstate state claims. To be effective, Employee's rescission must be in writing and delivered to Deluxe Corporation in care of Michael F. Reeves, Vice President, Deluxe Corporation, 3680 Victoria Street North, Shoreview, Minnesota 55126, either by hand or by mail within the relevant period. If sent by mail, the rescission must be postmarked within the relevant period, properly addressed to Deluxe Corporation, and sent by certified mail, return receipt requested.

Deluxe Corporation agrees to give up any claim against Employee that Deluxe Corporation may have now or hereafter arising from or in connection with Employee's employment with Deluxe Corporation, except as may arise under the Agreement to which this Release is attached.

We acknowledge that we have read this Release carefully and understand all its terms. In agreeing to sign this Release, we have not relied on any statements or explanations made by either of us.

We agree that this Release shall be effective as of the last date set out below. Deluxe Corporation and Employee understand and agree that this Release, the Agreement, the Stock Appreciation Rights Agreement and the Deluxe Corporation employee benefit plans in which Employee is a participant, contain all of the agreements between Deluxe Corporation and Employee. We have no other written or oral agreements.

Dated: November 8, 1996              /s/ Jerry K. Twogood
                                         Jerry K. Twogood
Witnesses:

/s/ Sharon R. Maylath

/s/ Gloria M. Swanson


                                                DELUXE CORPORATION

Dated: November 8, 1996
                                          By: /s/ J. A. Blanchard III
                                                  J. A. Blanchard III
                                                  President
Witnesses:

/s/ Sharon R. Maylath

/s/ Gloria M. Swanson